UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 27, 2026

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-10647	04-2795294
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22 East Broadway Gardner, Massachusetts	01440
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (978) 630-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	POCI	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Underwriting Agreement

On March 27, 2026, Precision Optics Corporation, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lucid Capital Markets, LLC (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 2,777,777 shares of its common stock, par value $0.01 per share, at a price to the public of $3.60 per share. In connection with the Offering, the Company has granted the Underwriter a 45-day over-allotment option to purchase up to an additional 416,667 shares of the Company’s common stock at the public offering price, less the underwriting discount.

The net proceeds to the Company from the Offering, including the full exercise of the over-allotment option, are expected to be approximately $10.7 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company currently intends to use the net proceeds from the Offering for working capital and for general corporate purposes.

The Offering, including the over-allotment option, closed on March 30, 2026.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (No. 333-280047) as previously filed with the Securities and Exchange Commission and a related prospectus and prospectus supplement.

Under the terms of the Underwriting Agreement, the Underwriter received an underwriting discount of up to 6.5% of the gross proceeds received in the Offering. In addition, the Company reimbursed the Underwriter for certain of its expenses in an amount not to exceed $90,000 in the aggregate, and the Company also issued to the Underwriter (or its designees) warrants to purchase up to 159,722 shares of Company common stock with an exercise price of $4.21 per share (the “Representative’s Warrant”). The Representative’s Warrants are exercisable at any time on or after March 30, 2026 and will terminate on March 27, 2031.

The Underwriting Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to such agreement.

The Underwriting Agreement and form of Representative’s Warrant are filed as Exhibits 1.1 and 4.1, respectively, hereto. The foregoing descriptions of the terms of the Underwriting Agreement and Representative’s Warrant are qualified in their entirety by reference to such exhibits hereto.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K relating to the Representative’s Warrants and the shares issuable upon exercise of the Representative's Warrants is hereby incorporated by reference into this Item 3.02. The Company issued the Representative’s Warrants pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, available under Section 4(a)(2).

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Item 8.01.	Other Events.

On March 26, 2026, the Company issued a press release announcing the proposed Offering. Additionally, on March 27, 2026, the Company issued a second press release announcing the pricing of the Offering. Copies of these press releases are attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 27, 2026, between Precision Optics Corporation, Inc. and Lucid Capital Markets, LLC.
4.1	Form of Representative’s Warrant
99.1	Press release issued by Precision Optics Corporation, Inc., dated March 26, 2026.
99.2	Press release issued by Precision Optics Corporation, Inc., dated March 27, 2026.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION OPTICS CORPORATION, INC.

Dated: March 30, 2026	By:	/s/ Joseph N. Forkey
Name: Joseph N. Forkey Title: President

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